UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                             Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

THE BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

The Bancorp, Inc.

409 Silverside Road

Wilmington, DE 19809

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held                  , 2009

To the Stockholders of THE BANCORP, INC.:

Notice is hereby given that a special meeting (the “Meeting”) of stockholders of THE BANCORP, INC., a Delaware corporation (the “Company”), will be held at the Cira Center, 2929 Arch Street, 17th Floor, Philadelphia, PA 19104 on             ,             , 2009 at 9:00 A.M., Philadelphia time, for the purpose of approving an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 20 million shares to 50 million shares.

Only stockholders of record on the books of the Company at the close of business on                  , 2009 will be entitled to notice of and to vote at the Meeting or any adjournments thereof. A list of stockholders entitled to vote at the Meeting will be available for inspection at the Meeting and at the offices of the Company at 1818 Market Street, 28th Floor, Philadelphia, PA 19103. The stock transfer books will not be closed.

STOCKHOLDERS CAN HELP AVOID THE NECESSITY AND EXPENSE OF SENDING FOLLOW-UP LETTERS TO ASSURE A QUORUM BY PROMPTLY RETURNING THE ENCLOSED PROXY. THE ENCLOSED ADDRESSED ENVELOPE REQUIRES NO POSTAGE AND YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE ITS USE.

By order of the Board of Directors

MARTIN F. EGAN,
Secretary

Wilmington, Delaware

                 , 2009

Important Notice Regarding the Availability of Proxy Materials for

the Meeting to be held on                  , 2009:

The proxy statement is available

at http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=4054569&gkp=203269

The Bancorp, Inc.

409 Silverside Road

Wilmington, DE 19809

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

GENERAL

Introduction

The special meeting (the “Meeting”) of stockholders of The Bancorp, Inc. (the “Company”) will be held on             ,             , 2009, at 9:00 A.M., Philadelphia time, at the Cira Center, 2929 Arch Street, 17th Floor, Philadelphia, PA 19104 for the purposes set forth in the accompanying notice. Only stockholders of record at the close of business on                  , 2009 will be entitled to notice of and to vote at such Meeting.

This statement is furnished in connection with the solicitation by the Board of Directors of the Company (the “Board”) of proxies from holders of the Company’s common stock, par value $1.00 per share (the “Common Shares”) and the Company’s Series A preferred stock, par value $.01 per share (the “Preferred Shares”), to be used at such Meeting, and at any and all adjournments thereof. Proxies in the accompanying form, properly executed and duly returned to the Company, and not revoked, will be voted at the Meeting and any and all adjournments thereof.

This proxy statement and the accompanying form of proxy will be sent on or about                  , 2009 to stockholders of record as of                  , 2009.

Revocation of Proxy

If a proxy in the accompanying form is executed and returned, it may nevertheless be revoked at any time before its exercise by giving written notice of revocation to the Secretary of the Company at its Wilmington address stated herein, by submitting a later dated proxy or by attending the Meeting and voting in person.

Expenses and Manner of Solicitation

The cost of soliciting proxies will be borne by the Company. Directors, officers and regular employees of the Company may solicit proxies either personally, by letter or by telephone. Such directors, officers and employees will not be specifically compensated for soliciting such proxies. The Company expects to reimburse banks, brokers, and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the Common Shares.

No Appraisal Rights

Stockholders who object to the proposal will not have appraisal, dissenters’ or similar rights under Delaware law. These rights would permit a stockholder to seek a judicial determination of the fair value of his or her shares and to compel their purchase for cash in that amount. If the proposal described in this proxy statement is approved, that approval will be binding on all stockholders, and objecting stockholders will have no alternative other than selling their shares if they dissent.

Stockholders Sharing an Address

Stockholders sharing an address with another stockholder may receive only one set of proxy materials at that address unless they have provided contrary instructions. Any such stockholder who wishes to receive a separate copy of the proxy materials now or in the future may write or call the Company to request a separate copy of these materials from the Company at 1818 Market Street, 28th Floor, Philadelphia, PA 19103, Attention: Investor Relations; telephone number (215) 861-7990. The Company will promptly deliver a copy of the requested materials.

Similarly, stockholders sharing an address with another stockholder who have received multiple copies of the Company’s proxy materials may write or call the above address and telephone number to request delivery of a single copy of these materials.

Voting at the Meeting

At the Meeting, only those holders of Common Shares and Preferred Shares at the close of business on                  , 2009, the record date, will be entitled to vote. As of the record date,              Common Shares and 108,136 Preferred Shares were outstanding. Each holder is entitled to one vote per share on each matter of business properly brought before the Meeting. As of the record date, the Company also had outstanding 45,220 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “CPP Preferred Stock”). The shares of CPP Preferred Stock are not entitled to vote on the matters described in this proxy statement for consideration at the Meeting.

The affirmative vote of a majority of the Company’s outstanding Common Shares and Preferred Shares, voting together as a single class, will be necessary to amend the Certificate of Incorporation to increase the authorized common stock to 50 million shares. Votes may be cast for, against or abstain as to approval of the amendment to the Certificate of Incorporation. Abstentions will have the effect of a vote against the approval of the amendment to the Certificate of Incorporation.

Any proxy not specifying to the contrary will be voted FOR the amendment to the Certificate of Incorporation.

You Can Vote Without Attending the Meeting

You may direct your vote without attending the Meeting. If you are a stockholder of record, you may vote by granting a proxy as follows:

•

By Mail — You may vote by mail by signing and dating your proxy card and mailing it in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example as guardian, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

•	By Phone — You may vote by phone by calling 1-866- and following the instructions given.

•	By Internet — You may vote by internet at https://www.

Your vote by phone is valid as authorized by the Delaware General Corporation Law.

For shares held in street name, you should follow the voting instructions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, in some cases, submit voting instructions by telephone or the Internet. If you provide specific voting instructions by mail, telephone, or Internet, your broker or nominee will vote your shares as you have directed.

PROPOSAL: AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The Board proposes to amend Article Fourth of the Company’s Certificate of Incorporation, as amended, to increase the number of authorized Common Shares from 20 million shares to 50 million shares. The Board has approved the amendment, but its approval is subject to the approval of the amendment by the holders of a majority of the outstanding Common Shares and Preferred Shares, voting together. The amendment, in its entirety, reads as follows:

FOURTH: The Corporation shall be authorized to issue Fifty Million (50,000,000) shares of Common Stock at $1.00 par value, and Five Million (5,000,000) shares of Preferred Stock at $.01 par value. The Board of Directors of the Corporation is hereby expressly vested with the authority, by resolution, from time to time to divide the Preferred Stock of the Corporation into one or more classes, series, or series within a class, to fix and determine the variable rights or preferences of any class or series so established and to change redeemed or reacquired shares of any one series within a class thereof into shares of another series.

Purpose of the Amendment

The Board considers the proposed amendment to be in the best long-term and short-term interests of the Company, its stockholders and its other constituencies. As described below, the Company has a relatively small number of authorized but unissued Common Shares that are not already reserved for issuance. The proposed increase in the number of authorized Common Shares will ensure that a sufficient number of shares will be available, if needed, for issuance in connection with any transactions approved by the Board, including, among others, current and future public and private sales of Common Shares, acquisitions, stock splits, stock dividends, stock incentive plans and other corporate purposes. The Board believes that the availability of the additional shares for such purposes will be beneficial to the Company by providing it with the flexibility to consider and respond to future business opportunities and needs as they arise. The availability of the additional shares will also enable the Company to act promptly when the Board determines that the issuance of additional Common Shares is advisable. The issuance of additional Common Shares could decrease the proportionate equity interest and voting power of the Company’s current stockholders and, depending on the price paid for the additional shares, could result in dilution in the book value of shares held by the current stockholders. The holders of Common Shares are not entitled to preemptive rights with respect to the issuance of additional Common Shares.

Under the Company’s Certificate of Incorporation, as amended, the Company currently has authority to issue 20 million Common Shares, par value $1.00 per share, of which 14,563,919 shares were issued and outstanding as of                   , 2009. In addition, as of such date, approximately 2,414,987 shares were reserved for issuance under the Company’s incentive compensation plans, 1,960,405 shares were reserved for issuance in connection with a conversion of the CPP Preferred Stock and 108,136 shares were reserved for issuance in connection with a conversion of the outstanding Preferred Shares.

The Company presently intends to use a portion of the increased authorized Common Shares to obtain additional capital; however, as of the date of this Proxy Statement, the Company does not have any agreements, arrangements, commitments or understandings with respect to the issuance of such Common Shares.

Potential Anti-Takeover Effect

Although an increase in the Company’s authorized Common Shares could, under certain circumstances, also be construed as having an anti-takeover effect (for example, by permitting easier dilution of the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction resulting in the Company’s acquisition by another company), the proposed increase in shares authorized is not in response to any effort by any person or group to accumulate Common Shares or to obtain control of the Company by any means. In addition, the proposal is not part of any plan by the Board to recommend or implement a series of anti-takeover measures.

Additionally, the Company’s Certificate of Incorporation, as amended, presently gives the Board the authority to issue Preferred Shares, and to fix the relative rights and preferences of those shares, without stockholder approval. This provision could have an anti-takeover effect.

Board of Directors Recommendation

The Board unanimously recommends that stockholders vote FOR the adoption of the amendment to the Certificate of Incorporation to increase the number of authorized Common Shares from 20 million to 50 million. The affirmative vote of the holders of a majority of the outstanding Common Shares and Preferred Shares entitled to vote at the Meeting and voting together as a single class will be necessary for the approval of the amendment.

STOCK OWNERSHIP

The following table sets forth the number and percentage of the Company’s Common Shares owned as of                  , 2009 by each of the Company’s directors and executive officers, all of the directors and executive officers as a group and other persons who beneficially own more than 5% of the outstanding voting securities. The table also sets forth the percentage of Common Shares owned by such persons assuming full conversion of the Preferred Shares. No such person holds any Preferred Shares. This information is reported in accordance with the beneficial ownership rules of the SEC under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Shares issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the percentage of any other person.

	Common shares (1)		Percent of class	Percent of class assuming full conversion of Preferred Shares
Directors (2)
Betsy Z. Cohen	1,227,479	(3)	8.12%	8.06%
D. Gideon Cohen	690,855	(4)	4.74%	4.58%
Walter T. Beach	732,650	(5)	5.02%	4.99%
Michael J. Bradley	11,000	(6)	*	*
Matthew Cohn	27,813	(7)	*	*
William H. Lamb	145,597	(8)	1.00%	*
James J. McEntee III	110,943	(9)	*	*
Frank M. Mastrangelo	151,322	(10)	1.04%	1.02%
Linda Schaeffer	22,514	(11)	*	*
Joan Specter	5,374	(12)	*	*
Leon A. Huff	13,244	(13)	*	*

Executive officers (2)
Arthur Birenbaum	80,899	(14)	*	*
Martin F. Egan	81,875	(15)	*	*
Donald F. McGraw, Jr.	43,803	(16)	*	*
Scott R. Megargee	81,564	(17)	*	*
All executive officers and directors as a group (15 persons)	3,411,932	(18)	21.41%	21.27%

Other owners of 5% or more of outstanding shares
Donald A. Yacktman	1,840,372	(19)	12.64%	12.54%
Royce & Associates LLC	1,143,265	(20)	7.85%	7.79%

*	Less than 1%
(1)	Includes: (a) Common Shares and (b) Common Shares receivable upon exercise of options held by such person which are vested or will vest within 60 days of , 2009.

(2)	The address of all of the Company’s directors and executive officers is 409 Silverside Road, Wilmington, DE 19809.
(3)	Consists of: (a) 156,934 Common Shares owned directly; (b) 397,004 Common Shares held by Solomon Investment Partnership, L.P., of which Mrs. Cohen and her spouse are the sole limited partners and the sole shareholders, officers and directors of the corporate general partner; (c) 551,241 Common Shares issuable upon exercise of options; (d) 72,300 Common shares held by the Individual Retirement Account (“IRA”) of Mrs. Cohen’s spouse; (e) 35,000 Common Shares held by her spouse; and (e) 15,000 Common Shares owned by a charitable foundation of which Mrs. Cohen is a co-trustee. Excludes (a) 223,719 shares owned by the Resource America, Inc. Supplemental Employee Retirement Plan trust, of which Mrs. Cohen’s spouse is the beneficiary; and (b) 118,290 Common Shares owned by Resource America, of which Mrs. Cohen’s spouse is chairman.
(4)	Consists of: (a) 259,401 Common Shares held directly; (b) 416,241 Common Shares issuable upon exercise of options; (c) 213 Common Shares held in a 401(k) plan account for the benefit of Mr. Cohen; and (d) 15,000 Common Shares owned by a charitable foundation of which Mr. Cohen is a co-trustee.
(5)	Consists of: (a) 135,922 Common Shares owned directly; (b) options to purchase 5,874 Common Shares; and (c) 590,854 Common Shares owned by various accounts managed by Beach Investment Counsel, Inc., Beach Asset Management, LLC or Beach Investment Management, LLC, investment management firms for which Mr. Beach is a principal and which possess investment and/or voting power over the shares. The address for these investment management firms is Five Tower Bridge, 300 Barr Harbor Drive, Suite 220, West Conshohocken, PA 19428. 224,862 of Mr. Beach’s Common Shares are pledged as security under various debt arrangements.
(6)	Consists of: (a) 10,000 Common Shares owned directly and (b) 1,000 Common Shares issuable upon exercise of options.
(7)	Consists of: (a) 21,439 Common Shares owned directly and (b) 6,374 Common Shares issuable upon exercise of options.
(8)	Consists of: (a) 127,223 Common Shares owned directly, (b) 12,000 Common Shares held in trusts for the benefit of members of Mr. Lamb’s immediate family, (c) 3,500 Common Shares held in a pension plan for the benefit of Mr. Lamb and (d) 2,874 Common Shares issuable upon exercise of options.
(9)	Consists of: (a) 92,694 Common Shares owned directly and (b) 18,249 Common Shares issuable upon exercise of options.
(10)	Consists of: (a) 23,143 Common Shares owned directly, (b) 2,787 Common Shares held by the IRA of Mr. Mastrangelo’s spouse, (c) 122,498 Common Shares issuable upon exercise of options and (d) 2,894 Common Shares held in a 401(k) plan account for the benefit of Mr. Mastrangelo.
(11)	Consists of: (a) 17,714 Common Shares owned directly, (b) 2,300 Common Shares held by the IRA of Ms. Schaeffer’s spouse and (c) 2,500 Common Shares issuable upon exercise of options.
(12)	Consists entirely of 5,374 Common Shares issuable upon exercise of options.
(13)	Consists of: (a) 9,370 Common Shares owned directly, and (b) 3,874 Common Shares issuable upon exercise of options.
(14)	Consists of: (a) 6,353 Common Shares owned directly, (b) 70,999 Common Shares issuable upon exercise of options, (c) 1,149 Common Shares held by Mr. Birenbaum’s spouse and (d) 2,398 common shares held in a 401(k) plan account for the benefit of Mr. Birenbaum.
(15)	Consists of: (a) 3,725 Common Shares owned directly, (b) 1,000 Common Shares held by Mr. Egan’s spouse, (c) 575 Common Shares held by the IRA of Mr. Egan’s spouse, (d) 74,248 Common Shares issuable upon exercise of options and (e) 2,327 Common Shares held in a 401(k) plan account for the benefit of Mr. Egan.
(16)	Consists of: (a) 17,517 Common Shares owned directly, (b) 23,999 Common Shares issuable upon exercise of options and (c) 2,287 Common Shares held in a 401(k) plan account for the benefit of Mr. McGraw.
(17)	Consists of: (a) 12,243 Common Shares owned directly, (b) 4,830 Common Shares owned by Mr. Megargee’s mother, (c) 62,295 Common Shares issuable upon exercise of options and (d) 2,136 Common Shares held in a 401(k) plan account for the benefit of Mr. Megargee.
(18)	Excludes 15,000 Common Shares beneficially owned by Daniel G. Cohen as a co-trustee of a charitable foundation as these shares are also beneficially owned by Betsy Z. Cohen.
(19)	Based solely on a Form 13G/A filed by Donald A. Yacktman on February 13, 2009. The address of Donald A. Yacktman is 6300 Bridgepoint Parkway, Bldg. 1, Suite 320, Austin, TX 78730. Consists of: (a) 867,680 Common Shares held by The Yacktman Funds Inc., and (b) 972,692 Common Shares held by Yacktman Asset Management Co.
(20)	Based solely on a Form 13G filed by Royce & Associates LLC on January 23, 2009. The address of Royce & Associates LLC is 1414 Avenue of the Americas, New York, NY 10019.

OTHER MATTERS

The Board is not aware of any other matters to be presented at the Meeting other than the proposal set forth in this Proxy Statement. If any other business properly comes before the Meeting, the persons named in the accompanying proxy will exercise their best judgment in deciding how to vote on such matters.